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                                                                     EXHIBIT 5.1

                 [PIPER MARBURY RUDNICK & WOLFE LLP LETTERHEAD]

                                 August 1, 2001


APARTMENT INVESTMENT AND MANAGEMENT COMPANY
Colorado Center, Tower Two
2000 South Colorado Boulevard, Suite 2-1000
Denver, Colorado  80222

                   Apartment Investment and Management Company

Ladies and Gentlemen:

         We have acted as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement of the Company on Form S-3 (Registration No. 333-61409) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on August 13, 1998, and amended on October 16, 1998 and November 25, 1998, of an aggregate of 800,000 shares of its Class R Cumulative Preferred Stock, par value $.01 per share (the "Class R Preferred Stock"). This opinion is provided at your request in connection with the filing of a Form 8-K in connection with the public offering of the Class R Preferred Stock.

         In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

                  (a) The Charter of the Company (the "Charter"), certified by the Department of Assessments and Taxation of the State of Maryland (the "MSDAT"), the Articles Supplementary of the Company relating to the Class R Preferred Stock and filed with the MSDAT on July 18, 2001 and the Articles Supplementary of the Company filed with the MSDAT on August 1, 2001.

                  (b) The By-Laws (the "By-Laws") of the Company, as amended and restated and in effect on the date hereof.


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                                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                                                  August 1, 2001
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                  (c) The Underwriting Agreement dated July 27, 2001, by and among Morgan Stanley & Co. Incorporated, on the one hand, and the Company and AIMCO Properties, L.P., a Delaware limited partnership, on the other (the "Underwriting Agreement").

                  (d)  The Registration Statement.

                  (e) The final Prospectus dated November 25, 1998 (the "Prospectus"), which forms a part of the Registration Statement, and related final Prospectus Supplement dated July 27, 2001 (the "Prospectus Supplement") relating to the Shares.

                  (f) The minutes of proceedings of the Board of Directors of the Company or a committee thereof relating to the authorization of the Underwriting Agreement and the authorization and the issuance of the Shares.

                  (g) A short-form Good Standing Certificate for the Company, dated a recent date, issued by the MSDAT.

                  (h) An Officer's Certificate (the "Certificate") of the Company, dated the date hereof, as to certain factual matters.

                  (i) Such other documents as we have considered necessary to the rendering of the opinion expressed below.

         In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution, and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.


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                                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                                                  August 1, 2001
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         Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be duly and validly issued, fully paid, and non-assessable.

         In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Maryland. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

         We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                            Very truly yours,




                                            Piper Marbury Rudnick & Wolfe LLP